EXHIBIT 3.1
CERTIFICATE OF INCORPORATION OF
ADAMS MERGER SUB, INC.
a Delaware corporation
     I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:
ARTICLE I
          The name of the corporation is Adams Merger Sub, Inc. (the “Corporation”).
ARTICLE II
          The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
ARTICLE IV
          The Corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is one hundred million (100,000,000), par value $0.01 per share, and the number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000), par value $0.01 per share.
          The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Certificate of Incorporation, to fix the designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
          The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
          A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
          B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
          C. Following the effective date of the Corporation’s registration statement filed pursuant to the Securities Act of 1933, as amended, and prepared in connection with the Corporation’s initial public offering (the “IPO Date”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE VI
          The number of directors of the Corporation shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
          Following the IPO Date, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders following the effectiveness of this Article, the directors first elected to Class II shall serve for a term ending on the Corporation’s second annual meeting of stockholders following the effectiveness of this Article and the directors first elected to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders following the effectiveness of this Article. The foregoing notwithstanding, each director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal.

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          At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.
          Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of such director’s current term, or such director’s prior death, resignation, retirement, disqualification or other removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to more than one class, the Board of Directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.
          Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VII
          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.
          Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
ARTICLE VIII
          The Board of Directors is expressly empowered to adopt, amend or repeal any or all of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the

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Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
ARTICLE IX
          In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of Article I, Article II, Article III and Article IV of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation not specified in the preceding sentence.
ARTICLE X
          The incorporator of the corporation is J. Mark Ray, whose mailing address is Alston & Bird, LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309.
ARTICLE XI
          The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the person who shall serve as the initial director of the corporation until his successor is duly elected and qualified is Michael J. Valentino, Adams Laboratories, Inc., 425 Main Street, Chester, New Jersey 07930.

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          IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the undersigned this 31st day of May, 2005.

/s/ J. Mark Ray
J. Mark Ray, Incorporator

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
ADAMS RESPIRATORY THERAPEUTICS, INC.
(Parent Corporation)
WITH AND INTO
ADAMS MERGER SUB, INC.
(Subsidiary Corporation)
     Adams Respiratory Therapeutics, Inc., a corporation organized and existing under the laws of the State of Texas (“Parent Corporation”),
     Does hereby certify:
     FIRST: That Parent Corporation was incorporated on September 12, 1997 pursuant to the Texas Business Corporation Act.
     SECOND: That Parent Corporation owns all of the issued and outstanding shares of the capital stock of Adams Merger Sub, Inc., a corporation incorporated on June 1, 2005 pursuant to the Delaware General Corporation Law (“Subsidiary Corporation”).
     THIRD: That Parent Corporation, by the following resolutions of its Board of Directors, duly adopted on May 31, 2005, determined to merge itself with and into said Subsidiary Corporation.
     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation authorizes the merger of the Corporation with and into Subsidiary and approves and adopts the Merger Agreement in substantially the form presented to the Board together with such changes, additions and deletions thereto as may be deemed advisable by the duly authorized officers of the Corporation, in their sole discretion, approval of which will be conclusively evidenced by the signature of such officer thereon;
     FURTHER RESOLVED, that the name of Subsidiary following the merger hereby is changed to Adams Respiratory Therapeutics, Inc.;
     FURTHER RESOLVED, that the Board hereby authorizes and directs that the Corporation submit the Merger Agreement to the shareholders of the Corporation for approval and hereby recommends that the shareholders of the Corporation approve and adopt such Merger Agreement;
     FURTHER RESOLVED, that the duly authorized officers of the Corporation are authorized and directed to do and perform or cause to be done and performed, all such acts, deeds and things, to pay or cause to be paid, all fees, costs and expenses, and to make, execute and deliver or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments and certificates in the name and on behalf of the Corporation or otherwise as any such officer deems necessary or desirable in order to effectuate or carry out fully and expeditiously the purpose and intent of each and all of the foregoing resolutions;
     FURTHER RESOLVED, that the authority given in these resolutions is retroactive and any and all acts authorized herein performed before the passage of these resolutions are ratified and affirmed; and
     FURTHER RESOLVED, that the Board of Directors hereby directs that these resolutions be included in the corporate records of the Corporation where such documents shall be permanently maintained.
     FOURTH: That the proposed merger has been adopted, approved, certified, executed and acknowledged by Parent Corporation in accordance with the laws under which it is organized.
     FIFTH: This Certificate of Ownership and Merger and the merger contemplated hereby will be effective when filed with the Secretary of State of the State of Delaware.
(Signature on the Following Page)

     IN WITNESS WHEREOF, Adams Respiratory Therapeutics, Inc. has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 1st day of June, 2005.

ADAMS RESPIRATORY
THERAPEUTICS, INC.

By:	/s/ Michael J. Valentino

Name: Michael J. Valentino
Title: Chief Executive Officer and President